For Immediate Release                       For Further Information:
Tuesday, July 20, 1999                      Jeff Francis, President and CEO
                                            Terri Liutkus, Treasurer and CFO
                                            330/726-3396 - phone
                                            330/758-1356 - fax



               FFY Financial Corp. Declares Quarterly Dividend

      Youngstown, Ohio, July 20, 1999 - FFY Financial Corp. (NASDAQ: FFYF) announced the approval of its regular quarterly dividend. At its meeting on July 20, 1999 the company's Board of Directors approved its regular quarterly dividend of 11.25 cents per share. The dividend will be paid on August 12, 1999 to shareholders of record on July 30, 1999.

      The Company also announced that its Annual Meeting of Stockholders will be held at 10:00 a.m., Youngstown, Ohio time, on Wednesday, October 20, 1999 at the Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

      On July 12, 1999, the Company announced that First Federal Savings Bank of Youngstown, a wholly owned subsidiary of FFY Financial Corp., will officially become FFY Bank on October 1, 1999. The decision to shorten the name was primarily made because FFY Financial Corp. has invested in additional lines of business over the last two years and felt it advantageous to be known by a single identity. As a result, the Company's insurance affiliate, Daniel W. Landers Insurance will become known as FFY Insurance. The Company's real estate affiliate, Coldwell Banker FFY Real Estate already carries the FFY name. The shorter name is merely an abbreviation of First Federal of Youngstown. FFY Bank will continue to be the same local bank the Youngstown community has known since 1900.

      On February 16, 1999 the Company announced its intention to repurchase 10%, or 758,936 of its then outstanding shares of common stock in open market transactions over a twelve-month period which began on February 23, 1999. To date 488,607 shares have been repurchased at an average price of $18.29 per share, leaving 270,329 shares remaining to be purchased. Since completing its conversion to a publicly owned stock company on June 28, 1993, the Company has repurchased 6.9 million shares at an average price of $11.86 per share, returning $81.3 million to shareholders.